NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 E. Harbour Towne Circle
Cudahy, WI 53110	Muskegon, MI 49441
Contact: Gary Vroman	Contact: William J. Libby
414-747-2613	231-755-4111
414-747-2680 Fax	231-755-4144 Fax

Release date:   19 March 2007

Ladish #85 Hammer, the World’s Largest, Is Back in Service

Cudahy, WI — Cudahy Forging (www.forging.com), an operation of Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH), announced today that refurbishments and upgrades to its Number 85 Hammer have been completed. The unit will return to service this week. “We had an obligation to customers who depend on this resource to resume production as fast as possible, because the capabilities of this hammer are unmatched in the forging industry,” said Kerry Woody, Ladish’s President and CEO. According to Woody, maintenance was initiated in February and took six weeks to finish.

Gene Bunge, Vice President of Engineering at Ladish, reported that both the top and bottom rams of the five-story-tall counterblow hammer, each of which weighs approximately 375,000 pounds, were installed. Bunge said, “It’s been 15 years since we’ve replaced both rams during the same maintenance event. This was a major undertaking. It takes considerable time to disassemble a hammer of this size and properly put it back together.”

According to Bunge, the engineers who commissioned the hammer in 1959 rated the unit’s energy capability conservatively. “We measured and verified the operational characteristics during reassembly,” said Bunge. “Today we are confident in affirming not only the original baseline rating of 125,000mkg, but also the nominal operating energy of 150,000mkg. It’s great to have this one-of-a-kind hammer producing parts again.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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